                                                                      EXHIBIT 21

J-X Enterprises, Inc., a New York corporation

JP (HK) Ltd., a Hong Kong corporation

JAXXS (HK) Ltd., a Hong Kong corporation

JAKKS Acquisition Corp., a Delaware corporation

Road Champs Ltd., a Hong Kong corporation

Road Champs, Inc., a Pennsylvania corporation